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                                   EXHIBIT 3.1


                            ARTICLES OF INCORPORATION


                              HIBERNIA CORPORATION


                             NEW ORLEANS, LOUISIANA


                                    EFFECTIVE

                                      AS OF


                               SEPTEMBER 30, 1996




                            ARTICLES OF INCORPORATION

                                    ARTICLE I

                                      NAME

              The name of the corporation is HIBERNIA CORPORATION.


                                   ARTICLE II

                                    PURPOSES

         The purposes of the Corporation are to engage in any and all lawful activities for which corporations may be formed under the Louisiana Business Corporation Law, the Louisiana Bank Holding Company Act, as either is now or hereafter amended, and any other applicable law of the State of Louisiana.


                                   ARTICLE III

                                  CAPITAL STOCK

         1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred million (300,000,000), of which two hundred million (200,000,000) shares shall be designated as Class A Common Stock of no par value and one hundred million (100,000,000) shares shall be designated as Preferred Stock, without par value. The designations, voting powers, preferences and relative participating, option or other special rights, and the qualifications, limitations or restrictions of the above classes of stock of the Corporation, and the authority with respect thereto expressly vested in the Board of Directors of the Corporation, shall be as set forth in this Article III.

         2. No holder of any shares of either the Class A Common Stock or Preferred Stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase or subscribe for (a) any unissued or treasury shares of any class of stock (whether now or hereafter authorized) of the Corporation, (b) any obligations, evidences of indebtedness or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe for, any such unissued or treasury shares, (c) any right of subscription for or to receive, or any warrant or option for the purchase of, any of the foregoing securities or
(d) any other securities that may be issued or sold by the Corporation, other than such right or rights, if any, as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine at any time or from time to time.

         3. The Board of Directors may provide for payment of either the Class A Common Stock or Preferred Stock of the Corporation in cash, property or services. Any and all shares of stock so issued for which the consideration so fixed has been paid or delivered shall be deemed fully paid and not liable to any further call or assessment.

         4. Except as otherwise required by law or these Articles, the holders of shares of the Preferred Stock and of all series thereof who are entitled to vote shall vote together with the holders of the Class A Common Stock and not separately by class.

         5. Common Stock

                  (a) Common Stock of the Corporation shall be designated as Class A Common Stock. The holders of shares of Class A Common Stock shall be entitled to vote upon all matters submitted to vote of the stockholders of the Corporation and shall be entitled to one vote in respect to each share of Class A Common Stock held by them of record.

                  (b) Subject to the preferential dividend rights applicable to shares of Preferred Stock, the holders of shares of the Class A Common Stock shall be entitled to receive, to the extent permitted by law, such dividends (payable in cash, stock or otherwise) as may be declared by the Board of Directors at any time or from time to time.

                  (c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, and subject to the participating rights, if any, of the holders of shares of the Preferred Stock, the holders of shares of the Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of such stock held by them. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease or conveyance of all or a part of the assets of the Corporation.

         6. Preferred Stock

                  Shares of the Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated and expressed herein or in an amendment or amendments hereto providing for the issue of such series as adopted by the Board of Directors of the Corporation. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to amend these Articles to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares of each series and the variations in the relative powers, rights, preferences and limitations as between or among series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors with respect to any series shall include, but shall not be limited to, the authority to fix and determine the following:

                  (a) The designation of such series.

                  (b) The number of shares initially constituting such series.

                  (c) The increase and the decrease, to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series as theretofore fixed.

                  (d) The rate or rates and the time at which dividends on the shares of such series shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

                  (e) Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the manner of selecting shares of such series for redemption, if less than all shares are to be redeemed, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

                  (f) The amount payable on the shares of such series in the event of voluntary or involuntary liquidations, dissolution or winding up of the Corporation. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph (f), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale, lease or conveyance of all or a part of the assets of the Corporation.

                  (g) Whether or not the shares of such series shall have voting rights and the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have one vote per share or less (but not more) than one vote per share.

                  (h) Whether or not a sinking fund or purchase fund shall be provided for the redemption or purchase of the shares of such series, and if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

                  (i) Whether or not the shares of such series shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to, any provision for the adjustment of the conversion rate or the conversion price.

                  (j) Any other powers, preferences and relative participating, optional, or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this
Article III or the limitations provided by law.



         7. Fixed/Adjustable Rate Noncumulative Preferred Stock, Series A

                  (a) Number Of Shares and Designation. Two million (2,000,000) shares of the 100,000,000 authorized shares of preferred stock without par value of the Corporation are hereby constituted as a series of preferred stock, without par value, designated as "Fixed/Adjustable Rate Noncumulative Preferred Stock, Series A" (hereinafter called the "Preferred Stock, Series A").

                  (b)      Dividends.

                           (i) The  holders  of shares of the  Preferred  Stock,
Series A, shall be entitled to receive cash dividends, as, if and when declared by the Board of Directors of the Corporation (the "Board of Directors") or by the Preferred Stock Designation Committee of said Board of Directors (the "Stock Committee"), out of funds legally available for that purpose, at the rate set forth below in this subsection (b) applied to the amount of $50 per share. Such dividends shall be payable quarterly, as, if and when declared by the Board of Directors or by the Stock Committee on January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 1997. Each such dividend shall be payable in arrears to the holders of record of shares of the Preferred Stock, Series A, as they appear on the stock register of the Corporation on such record dates, not more than 30 nor less than 15 days preceding the payment dates thereof, as shall be fixed by the Board of Directors or the Stock Committee. Dividends on Preferred Stock, Series A shall not be cumulative and no rights shall accrue to the holders of Preferred Stock, Series A by reason of the fact that the Corporation may fail to declare or pay dividends on the Preferred Stock, Series A in any amount in any year, whether or not the earnings of the Corporation in any year were sufficient to pay such dividends in whole or in part.

                           (ii)  Dividend  periods  ("Dividend  Periods")  shall
commence on January 1, April 1, July 1 and October 1 of each year other than the initial Dividend Period, which shall commence on the date of original issue of the Preferred Stock, Series A and shall end on and include the calendar day next preceding the first day of the next Dividend Period. The initial dividend on the shares of Preferred Stock, Series A, for the period from the date of original issue thereof to but not including January 1, 1997 will be $.87 per share of Preferred Stock, Series A and such dividend shall be payable (if declared) on or before January 1, 1997. For each Dividend Period thereafter the dividend rate on the shares of Preferred Stock, Series A shall be 6.9% per annum through October 1, 2001. The amount of dividends payable for each full Dividend Period occurring prior to October 1, 2001 for the Preferred Stock, Series A, shall be computed by dividing the dividend rate of 6.9% per annum by four and applying the resulting rate of 1.725% to the amount of $50 per share. For each Dividend Period beginning on or after October 1, 2001, the dividend rate on the shares of Preferred Stock, Series A shall be the Applicable Rate (as defined below) per annum. The amount of dividends payable for each full Dividend Period beginning on or after October 1, 2001 shall be computed by dividing the Applicable Rate per annum by four and applying the resulting rate to the amount of $50 per share. The amount of dividends payable for any period shorter or longer than a full Dividend Period on the Preferred Stock, Series A, shall be computed on the basis of twelve 30-day months, a 360-day year and, for any Dividend Period of less than one month (other than the initial Dividend Period), the actual number of days elapsed in such period. Unless otherwise required by law, dividends payable with respect to each share of Preferred Stock, Series A, shall be rounded to the nearest one cent, with $.005 being rounded upward.

                           (iii)  Except  as  provided  below in this  paragraph
(iii), the "Applicable Rate" per annum for any Dividend Period beginning on or after October 1, 2001 will be equal to .95% plus the Effective Rate (as defined below), but not less than 7.4% or more than 13.4% (without taking into consideration any adjustments as described in paragraph (viii) below). The "Effective Rate" for any Dividend Period beginning on or after October 1, 2001 will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined below) for such Dividend Period. The Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate will each be rounded to the nearest five hundredths of a percent, with .025% being rounded upward. In the event that the Corporation determines in good faith that for any reason: (A) any one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate cannot be determined for any Dividend Period beginning on or after October 1, 2001, then the Effective Rate for such Dividend Period will be equal to the higher of whichever two of such rates can be so determined; (B) only one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate can be determined for any Dividend Period beginning on or after October 1, 2001, then the Effective Rate for such Dividend Period will be equal to whichever such rate can be so determined; or (C) none of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate can be determined for any Dividend Period beginning on or after October 1, 2001, then the Effective
Rate for the  preceding  Dividend  Period will be  continued  for such  Dividend
Period.

                           (iv)  Except  as  described  below in this  paragraph
(iv), the "Treasury Bill Rate" for each applicable Dividend Period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period (as defined below)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board (as defined below) during the Calendar Period immediately preceding the last ten calendar days preceding the Dividend Period for which the dividend rate on the Preferred Stock, Series A is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum market discount rate during any such Calendar Period, then the Treasury Bill Rate for such Dividend Period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum market discount rate for three-month U.S. Treasury bills is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for such Dividend Period will be the arithmetic average of the two most recent weekly per annum market discount rates (or the one weekly per annum market discount rate, if only one such rate is published during the relevant Calendar Period) for all of the U.S. Treasury bills then having remaining maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason no such U.S. Treasury bill rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such Dividend Period will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Treasury Bill Rate for any applicable Dividend Period as provided above in this paragraph, the Treasury Bill Rate for such applicable Dividend Period will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

                           (v) Except as described  below in this paragraph (v),
the "Ten Year Constant Maturity Rate" for each applicable Dividend Period will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (as defined below) (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the Dividend Period for which the dividend rate on the Preferred Stock, Series A is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during such Calendar Period, then the Ten Year Constant Maturity Rate for such Dividend Period will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum Ten Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such Dividend Period will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined below)) then having remaining maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Ten Year Constant Maturity Rate for any applicable Dividend Period as provided above in this paragraph, then the Ten Year Constant Maturity Rate for such Dividend Period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

                           (vi)  Except  as  described  below in this  paragraph
(vi), the "Thirty Year Constant Maturity Rate" for each applicable Dividend Period will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (as defined below) (or the one weekly per annum
Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the Dividend Period for which the dividend rate on the Preferred Stock, Series A is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty Year Average Yield during such Calendar Period, then the Thirty Year Constant Maturity Rate for such Dividend Period will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum Thirty Year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty Year Constant Maturity Rate for such Dividend Period will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having remaining maturities of not less than twenty-eight nor more than thirty years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Thirty Year Constant Maturity Rate for any applicable Dividend Period as provided above in this paragraph, then the Thirty Year Constant Maturity Rate for such Dividend Period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than twenty-eight nor more than thirty years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

                           (vii)  The  Applicable  Rate  with  respect  to  each
Dividend Period beginning on or after October 1, 2001 will be calculated as promptly as practicable by the Corporation according to the appropriate method described above. The Corporation will cause notice of each Applicable Rate to be enclosed with the dividend payment checks next mailed to the holders of Preferred Stock, Series A.

                           (viii)  As used  above,  the term  "Calendar  Period"
means a period of fourteen calendar days; the term "Federal Reserve Board" means the Board of Governors of the Federal Reserve System; the term "Special Securities" means securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "Ten Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years); and the term "Thirty Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of thirty years).

                           (ix)  If  one or  more  amendments  to  the  Internal
Revenue Code of 1986, as amended (the "Code"), are enacted that change the percentage of the dividends received deduction as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable per share of the Preferred Stock, Series A for dividend payments made on or after the later of the date of enactment or the effective date of such change shall be adjusted by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor, which shall be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent:

                                1-[.35 (1 - .70)]
                                -----------------
                                1-[.35 (1 - DRP)]

For the purposes of the DRD Formula, "DRP" means the new Dividends Received Percentage applicable to the dividend in question. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243 (a)(1) of the Code or any successor provision, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Corporation shall receive either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation and approved by Skadden, Arps, Slate, Meagher & Flom (which approval shall not be unreasonably withheld) or a private letter ruling or similar form of authorization from the Internal Revenue Service to the effect that such an amendment would not apply to dividends payable on the Preferred Stock, Series A, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The opinion referenced in the previous sentence shall be based, at least in part, upon a specific exception in the legislation amending the DRP or upon a published pronouncement of the Internal Revenue Service addressing such legislation or section of the Code. Unless the context otherwise requires, references to dividends in this Article III(7) shall mean dividends as adjusted by the DRD Formula. The Corporation's calculation of the dividends payable as so adjusted and as tested by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review.

                           (x) If any  amendment  to the Code which  reduces the
Dividends Received Percentage is enacted and becomes effective after a dividend payable on a Dividend Payment Date has been declared but not paid prior to the effective date of the amendment, the amount of dividend payable on such Dividend Payment Date will not be increased in accordance with paragraph (ix) above, but instead, an amount equal to the difference between the amount of the dividend as declared and the amount that would have been declared had the DRD Formula been applied, will be payable to holders of record on the next succeeding Dividend Payment Date in addition to any other amounts payable on such date.

                           (xi) If,  prior to January 2, 1997,  an  amendment to
the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Preferred Stock, Series A (each an "Affected Dividend Payment Date"), holders of the Preferred Stock, Series A shall be entitled to receive as, if and when declared by the Board of Directors or the Stock Committee, out of funds legally available for that purpose, additional dividends (the "Additional Dividends") on the next succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of record on such succeeding Dividend Payment Date in an amount equal to the excess of (A) the product of the dividends paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the Dividends Received Percentage applied to each Affected Dividend Payment Date) and (B) the dividends paid by the Corporation on each Affected Dividend Payment Date. Additional Dividends will not be paid in respect of the enactment of any amendment to the Code if such amendment would not result in an adjustment due to the Corporation having received either an opinion of counsel or tax ruling referred to in paragraph (ix) above. The Corporation shall only make one payment of Additional Dividends.

                           (xii) If the amount of dividend  payable per share of
the Preferred Stock, Series A, shall be adjusted pursuant to the DRD Formula and/or Additional Dividends are to be paid, the Corporation will cause notice of each such adjustment and, if applicable, any Additional Dividends, to be sent to the holders of the Preferred Stock, Series A.

                           (xiii) So long as any shares of the Preferred  Stock,
Series A, are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of the Corporation of any series ranking, as to dividends, on a parity with or junior to the Preferred Stock, Series A, for any period unless full dividends for the Dividend Period immediately preceding the date of payment of such full dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock, Series A. When dividends are not paid in full, as aforesaid, upon the shares of the Preferred Stock, Series A, and any other preferred stock of the Corporation ranking on a parity as to dividends with the Preferred Stock, Series A, all dividends declared upon shares of the Preferred Stock, Series A, and any other preferred stock of the Corporation ranking on a parity as to dividends (whether dividends on such other preferred stock are cumulative or noncumulative) with the Preferred Stock, Series A, shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock, Series A, and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Preferred Stock, Series A (but without any cumulation in respect of unpaid dividends for Dividend Periods prior to the immediately preceding Dividend Period on the Preferred Stock, Series A and any other noncumulative preferred stock) and such other preferred stock bear to each other. Holders of shares of the Preferred Stock, Series A shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends, as herein provided, on the Preferred Stock, Series A. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Preferred Stock, Series A which may be in arrears.

                           (xiv) So long as any shares of the  Preferred  Stock,
Series A are outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, stock ranking junior to the Preferred Stock, Series A, as to dividends and upon liquidation and other than as provided in subsection (iii) of this subsection (b)) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon any stock of the Corporation ranking junior to or on a parity with the Preferred Stock, Series A, as to dividends or upon liquidation, nor shall any stock of the Corporation ranking junior to or on a parity with the Preferred Stock, Series A, as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Stock, Series A, as to dividends and upon liquidation) unless, in each case, full dividends for the immediately preceding Dividend Period shall have been paid or set apart for payment and the Corporation is not in default with respect to any redemption of shares of Preferred Stock, Series A, announced by the Corporation pursuant to subsection (d) below.

                  (c)      Liquidation Preference.

                           (i) In the event of any  liquidation,  dissolution or
winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any series or class or classes of stock of the Corporation ranking junior to the Preferred Stock, Series A, upon liquidation, dissolution or winding up, the holders of the shares of the Preferred Stock, Series A, shall be entitled to receive $50 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior Dividend Periods on the Preferred Stock, Series A) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock, Series A, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other preferred stock ranking, as to liquidation, dissolution or winding up, on a parity with the Preferred Stock, Series A, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock, Series A, and any such other preferred stock ratably in accordance with the respective amounts which would be payable on such shares of Preferred Stock, Series A, and any such other preferred stock if all amounts payable thereon were paid in full. For the purposes of this subsection (c), a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

                           (ii)  Subject  to the  rights of holders of shares of
any series or class or classes of stock ranking on a parity with or prior to the Preferred Stock, Series A, as to distribution of assets upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Preferred Stock, Series A, as provided in this Section (c), but not prior thereto, any other series or class or classes of stock ranking junior to the Preferred Stock, Series A, upon liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Stock, Series A, shall not be entitled to share therein.


                  (d)      Redemption.

                           (i) Except as provided in subsections  (ii) and (iii)
of this Section (d), the Preferred Stock, Series A, may not be redeemed prior to October 1, 2001. At any time or from time to time on and after October 1, 2001, the Corporation, at its option, may, with prior Federal Reserve Board approval to the extent then required by applicable law, redeem shares of the Preferred Stock, Series A, in whole or in part, out of funds legally available therefor, at a redemption price of $50 per share, together in each case with accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior Dividend Periods on the Preferred Stock, Series A) to the date fixed for redemption, including any changes in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends, if any.

                           (ii) If the Dividends Received Percentage is equal to
or less than 40% and, as a result, the amount of dividends on the Preferred Stock, Series A payable on any Dividend Payment Date will be or is adjusted upwards as described in paragraph (b)(ix) above, the Corporation, at its option, with prior Federal Reserve Board approval to the extent then required by applicable law, may redeem all, but not less than all, of the outstanding shares of the Preferred Stock, Series A, out of funds legally available therefor, provided, that within sixty days of the date on which an amendment to the Code is enacted which reduces the Dividends Received Percentage to 40% or less, the Corporation sends notice to holders of the Preferred Stock, Series A of such redemption in accordance with subsection (iv) below. Any redemption of the Preferred Stock, Series A in accordance with this subsection (d) shall be on notice as aforesaid at the applicable redemption price set forth in the following table, in each case plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior Dividend Periods on the Preferred Stock, Series A) to the date fixed for redemption, including any changes in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends, if any.


                  REDEMPTION PERIOD                REDEMPTION PRICE PER SHARE

         September, 1996 to September 30, 1997                         $52.50

         October 1, 1997 to September 30, 1998                          52.00

         October 1, 1998 to September 30, 1999                          51.50

         October 1, 1999 to September 30, 2000                          51.00

         October 1, 2000 to September 30, 2001                          50.50

         On or after October 1, 2001                                    50.00

                           (iii) The Corporation, at its option, may, with prior
Federal Reserve Board approval to the extent then required by applicable law, redeem all, but not less than all, of the outstanding shares of the Preferred Stock, Series A, out of funds legally available therefor if the holders of the shares of the Preferred Stock, Series A, shall be entitled to vote upon or consent to a merger or consolidation of the Corporation as provided in Section
(k) below and all of the following conditions have been satisfied: (i) the Corporation shall have requested the vote or consent of the holders of the Preferred Stock, Series A, to the consummation of such merger or consolidation, stating in such request that failing the requisite favorable vote or consent the Corporation will have the option to redeem the Preferred Stock, Series A, (ii) the Corporation shall not have received the favorable vote or consent requisite to the consummation of the transaction within 60 days after making such written request (which shall be deemed to have been made upon the mailing of the notice of any meeting of holders of the Preferred Stock, Series A, to vote upon such merger or consolidation or the mailing of the form of written consent to be signed by such holders), and (iii) such transaction shall be consummated on the date fixed for such redemption, which date shall be no more than one year after such request is made. Any such redemption shall be on notice as set forth in subsection (iv) of this Section (d) at a redemption price of $50 per share of the Preferred Stock, Series A, together with accrued and unpaid dividends thereon, if any, from the immediately preceding dividend payment date (but without any cumulation for unpaid dividends for prior Dividend Periods on the Preferred Stock, Series A) to the date fixed for redemption, including any changes in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends, if any.

                           (iv) In the event the Corporation shall redeem shares
of Preferred Stock, Series A, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (1) the redemption date; (2) the number of shares of Preferred Stock, Series A, to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price, together with accrued and unpaid dividends from the immediately preceding dividend payment date to the date of redemption) dividends on the shares of the Preferred Stock, Series A, so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price, together with accrued and unpaid dividends from the immediately preceding dividend payment date, whether or not declared) shall cease. The Corporation's obligation to provide moneys in accordance with the preceding sentence shall be deemed fulfilled if, on or before the redemption date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) having capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such funds be applied to the redemption of the shares of Preferred Stock, Series A, so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from such redemption date shall be released or repaid to the Corporation, after which the holder or holders of such shares of Preferred Stock, Series A, so called for redemption shall look only to the Corporation for payment of the funds necessary for such redemption. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid, together with accrued and unpaid dividends from the immediately preceding dividend payment date to the date of redemption. If less than all the outstanding shares of Preferred Stock, Series A, are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Preferred Stock, Series A, not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the shares represented by any certificate are redeemed a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                           (v) In no event  shall the  Corporation  redeem  less
than all the outstanding shares of Preferred Stock, Series A, pursuant to subsection (i) of this Section (d) unless full dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Preferred Stock, Series A, for the Dividend Period immediately preceding the date of redemption (but without any cumulation for unpaid dividends for prior Dividend Periods on the Preferred Stock, Series A).

                  (e) Shares to be Retired. All shares of Preferred Stock, Series A, purchased or redeemed by the Corporation shall be retired and canceled and the Board of Directors shall cause to be taken all action necessary to restore such shares to the status of authorized but unissued shares of preferred stock, without designation as to series, and such shares may thereafter be issued, but not as shares of Preferred Stock, Series A.

                  (f) Conversion or Exchange. The holders of shares of Preferred Stock, Series A, shall not have any rights herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of ca pital stock (or any other security) of the Corporation.

                  (g) Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

                           (i)  prior to the  Preferred  Stock,  Series A, as to
dividends or as to distribution of assets upon liquidation, dissolution or winding up, if holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Preferred Stock, Series A;

                           (ii) on a parity with the Preferred Stock,  Series A,
as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Preferred Stock, Series A, if the holders of such class of stock and the Preferred Stock, Series A (whether or not such class of stock is cumulative or noncumulative as to payment of dividends) shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation prices, without preference or priority one over the other (except with respect to the cumulation of dividends on such class of stock); and

                           (iii) junior to the Preferred Stock,  Series A, as to
dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Class A Common Stock or if the holders of Preferred Stock, Series A, shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

                  (h) Exclusion of Other Rights. Unless otherwise required by law, shares of Preferred Stock, Series A, shall not have any rights, including preemptive rights, or preferences other than those specifically set forth herein or as provided by applicable law.

                  (i) Notices. All notices or communications, unless otherwise specified in the by-laws of the Corporation or the Articles of Incorporation, as amended, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid to the holders of record of the Preferred Stock, Series A. Notice shall be deemed given on the earlier of the date received or the date such notice is mailed.

                  (j) Record Holders. The Corporation and the transfer agent for the Preferred Stock, Series A (if any), may deem and treat the record holder of any share of such Preferred Stock, Series A, as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

                  (k) Voting Rights. Except as hereinafter set forth in this Section (k) or as otherwise from time to time required by law, the Preferred Stock, Series A, shall have no voting rights. Whenever, at any time or times, dividends payable on the Preferred Stock, Series A, shall be unpaid for such number of dividend periods, whether or not consecutive, which shall in the aggregate contain not less than 540 days, the holders of the outstanding Preferred Stock, Series A, shall have the exclusive right, voting separately as a class with holders of shares of any one or more other series of preferred stock ranking on a parity with the Preferred Stock, Series A, either as to dividends (whether or not such other series of preferred stock is cumulative or noncumulative as to payment of dividends) or on the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Corporation at the Corporation's next annual meeting of shareholders and at each subsequent annual meeting of shareholders. At elections for such directors, each holder of the Preferred Stock, Series A, shall be entitled to one vote for each share held (the holders of shares of any other series of preferred stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding shares of the Preferred Stock, Series A (either alone or together with the holders of shares of any one or more other series of preferred stock ranking on such a parity and upon which like voting rights have been conferred and are exercisable) as hereinafter set forth. The right of such holders of such shares of the Preferred Stock, Series A, voting separately as a class, to elect (together with the holders of shares of any one or more other series of preferred stock ranking on such a parity and upon which like voting rights have been conferred and are exercisable) members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends on the Preferred Stock, Series A, shall have been paid in full for at least one year, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

         Upon any termination of the right of the holders of the Preferred Stock, Series A, as a class to vote for directors as herein provided, the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting powers vested in such holders as provided in this Section (k) shall have expired, the number of directors shall automatically be decreased to such number as may be provided for in the By-Laws irrespective of any increase made pursuant to the provisions of this Section (k).

         So long as any shares of the Preferred Stock, Series A, remain outstanding, the consent of the holders of at least two-thirds of the shares of the Preferred Stock, Series A, outstanding at the time (voting separately as a class together with all other series of preferred stock ranking on a parity with such series either as to dividends (whether or not such other series of preferred stock is cumulative or noncumulative as to payment of dividends) or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable) given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

                           (i) The authorization,  creation or issuance,  or any
increase in the authorized or issued amount, of any class or series of stock ranking prior to the Preferred Stock, Series A, with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or

                           (ii) The amendment,  alteration or repeal, whether by
merger, consolidation or otherwise, of any of the provisions of the Articles of Incorporation, as amended, or of the resolution contained in this Articles of Amendment for the Preferred Stock, Series A, and the powers, preferences and privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof which would materially and adversely affect any right, preference, privilege or voting power of the Preferred Stock, Series A, or of the holders thereof; provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of the Preferred Stock, Series A, or of any other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock, Series A, with respect to the payment of dividends (whether or not such other series of preferred stock is cumulative or noncumulative as to payment of dividends) and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock, Series A, shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption, which redemption is scheduled to be consummated within three months after the time that such voting rights would otherwise be exercisable.




                                   ARTICLE IV

                               BOARD OF DIRECTORS

         1. All the corporate powers of the Corporation shall be vested in and exercised by a Board of Directors consisting of the number of directors specified in, or determined in the manner prescribed in, the by-laws of the Corporation.

         2. Any director absent from any meeting of the Board of Directors or any committee thereof may be represented by any other director, who may cast the absent director's vote according to his written instructions, general or special.

         3. The Board of Directors may make and alter by-laws containing any provisions with respect to the government of the Corporation, subject to the power of the shareholders to change or repeal by-laws so made. The by-laws may contain any provision relating to the business of the Corporation, the conduct of its affairs, its rights or powers, or the rights or powers of its shareholders, directors or officers, not inconsistent with law or these Articles.


                                    ARTICLE V

                   INDEMNIFICATION AND LIMITATION OF LIABILITY
                            OF DIRECTORS AND OFFICERS

         1. Except as prohibited by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation (or of any of the wholly owned subsidiaries of the Corporation), or is or was serving at the request of the Corporation as a director or officer of another business, foreign or nonprofit corporation, partnership, joint venture or other enterprise (each such person being hereinafter referred to as an "Indemnitee"), against expenses including attorneys, fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, that an Indemnitee shall be entitled to indemnification for expenses incurred in connection with any action brought by such Indemnitee against the Corporation only if such action is a claim for indemnification under this Article or otherwise, the Indemnitee prevails in the action for which expenses are claimed, or indemnification of expenses is included in any settlement or is awarded by a court. Except as otherwise permitted or contemplated by these Articles, the by-laws of the Corporation or agreement, expenses incurred by an Indemnitee in defending any action, suit or proceeding shall be paid by the Corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized by this Article or otherwise. The indemnification provided by this Article shall be deemed to constitute a contractual right of each Indemnitee and shall not be deemed exclusive of any other right to which the person indemnified may be entitled under any by-law, agreement, authorization of shareholders or directors or otherwise, and shall continue under any by-law, agreement, authorization of shareholders or directors or otherwise, and shall continue as to any person who has ceased to have the status pursuant to which he was denominated an Indemnitee and shall inure to the benefit of such person's heirs and legal representatives. The Corporation shall have the power to procure insurance on behalf of any Indemnitee against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law or this Article. (As amended April 19, 1988.)

         2. Notwithstanding anything in these Articles, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer to the extent prohibited by applicable law.
(As amended April 19, 1988.)


                                   ARTICLE VI

                                   AMENDMENTS

         Except as may be otherwise required by law or permitted by these Articles, these Articles may be amended by a majority vote of the shares present and represented, taken at an annual or special meeting of shareholders, the notice of which shall set forth the proposed amendment or a summary of the changes to be made thereby. In such an amendment would adversely affect the holders of shares of any class or series, then in addition to the vote required by the sentence immediately preceding, the holders of each class or series of shares so affected by the amendment shall be entitled to vote as a class upon such amendment, and a majority of the present and represented shares of each class or series so affected by the amendment shall be necessary to the adoption thereof.


                                   ARTICLE VII

                             MERGER OR CONSOLIDATION

         Except as may be otherwise required by law or as provided in Article III hereof, an agreement of merger or consolidation may be approved by a majority vote of the voting shares issued and outstanding, taken at a meeting called for the purpose of such approval.


                                  ARTICLE VIII

                               UNCLAIMED PROPERTY

         Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled hereto within one year after the dividend or redemption price becomes payable or the shares become issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within said one year, shall, at the expiration of said one year, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the entity that would be entitled thereto had such reversion not occurred.


                                   ARTICLE IX

                              Transfer Restrictions

         (a) Certain Definitions. As used in this Article IX, the following terms have the following respective meanings:

                  "Corporation Securities" means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation, (iii) warrants, rights, or options (within the meaning of Treasury Regulation ss.1.382-2T(h)(4)(v)) to purchase stock of the Corporation from the Corporation, and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation ss.1.382-2T(f)(18).

                  "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with Treasury Regulation ss.ss.1.382-2T(g), (h),
(j), and (k).

                  "Five-Percent Shareholder" means a Person or group of Persons that is identified as a "five-percent shareholder" of the Corporation pursuant to Treasury Regulation ss.1.382-2T(g)(1).

                  "Person" means an individual, corporation, estate, trust, association, company, partnership, or similar organization.

                  "Prohibited   Transfer"   means  any  purported   Transfer  of
Corporation Securities to the extent that such Transfer is prohibited and void under this Article IX.

                  "Restriction Release Date" means December 29, 1995.

                  "Transfer" means any sale, transfer, assignment, conveyance, pledge, or other disposition.

                  "Treasury Regulation ss.1.382-2T" means the temporary income tax regulations promulgated under section 382 of the Internal Revenue Code of 1986, as amended, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.


         (b)      Restrictions

                  (i) Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation
Securities pursuant to an agreement entered into prior to the Restriction Release Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder, or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased.

         (c) Certain  Exceptions.  The restrictions set forth in clauses (i) and
(ii) of paragraph (b) of this Article IX shall not apply to:

                  (i) Any Transfer which has been approved in advance by the Board of Directors, which approval may be withheld only if, in the judgment of the Board of Directors, such Transfer may result in any limitation on the use of the Corporation's net operating loss carryforwards, tax losses recognized in the future, or other tax attributes;

                  (ii)  Any  Transfer   made  in  compliance   with   exceptions
established from time to time by resolution of the Board of Directors.

         (d)      Treatment of Excess Securities

                  (i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the "Excess Securities"). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions in liquidation in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

                  (ii) If the Board of Directors  determines  that a Transfer of
Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities ("Prohibited Distributions"), to an agent designated by the Board of Directors which agent shall be the transfer agent for the Corporation Securities (the "Agent"). The Agent shall thereupon sell the Excess Securities transferred to it in an arm's-length transaction (over the New York Stock Exchange, if possible). If the Purported Transferee has resold the Excess Shares before receiving the Corporation's demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (d)(iii) of this Article IX if the Agent rather than the Purported Transferee had resold the Excess Shares.

                  (iii) The Agent shall apply any proceeds of a sale by it of Excess Shares and, if the Purported Transferee has previously resold the Excess Shares, any amounts received by it from a Purported Transferee as follows: (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Shares (or the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Transfer, of the Excess Shares at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined in the discretion of the Board of Directors; and (3) third, any remaining amounts shall be paid in equal shares to the United Way serving the New Orleans region, the Aquarium of the Americas, Baptist Hospital and Covenant House of New Orleans. The recourse of any Purported Transferee against any Purported Transferor in respect of any Prohibited Transfer shall be limited to the amount specified in clause (2) of the preceding sentence. In no event shall amounts due to the Purported Transferor pursuant to this Article IX inure to the benefit of the Corporation.

                  (iv) If the Purported Transferee fails to surrender the Excess Shares or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to paragraph
(d)(ii) of this Article, then the Corporation shall institute legal proceedings to compel the surrender.

                  (v) The Corporation shall make the demand described in paragraph (d) (ii) of this Article IX within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Article shall apply nonetheless.

         (e)      Bylaws, Legends, Etc.

                  (i) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Article IX.

                  (ii) All certificates representing Corporation Securities issued after the effectiveness of this Article IX shall bear a legend to the effect that such Corporation Securities and any Corporation Securities acquired upon exercise or conversion of such Corporation Securities are subject to the restrictions set forth in this Article IX.

                  (iii) A majority of the Directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Article IX, including without limitation (1) whether a new Five-Percent Shareholder would be required to be identified in certain circumstances, (2) whether a Transfer is a Prohibited Transfer, (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to clause (2) of paragraph (d)(iii) of this
Article IX, and (6) any other matters which a majority of the Directors determine to be relevant; and the good faith determination of a majority of the Directors on such matters shall be conclusive and binding for all the purposes of this Article IX.